Exhibit (a)(1)(M)

NOTICE TO PARTICIPANTS OF

CUBIST PHARMACEUTICALS, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

December 19, 2014

Dear Plan Participant:

The Tender Offer

You are receiving this notice because you hold shares in the Cubist Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”). As you may know, Mavec Corporation, a wholly-owned subsidiary of Merck & Co., Inc. (“Parent”), has offered to purchase all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”) of Cubist Pharmaceuticals, Inc. (“Cubist”), for $102.00 in cash, less any applicable withholding for taxes and without interest, upon the terms and subject to the conditions explained in the enclosed Offer to Purchase dated December 19, 2014 and in the related letter of transmittal (which together with any amendment or supplements hereto, collectively constitute the “Offer”).

What Action is Required?

You may direct Computershare Trust Company, N.A., as Plan Administrator of the ESPP, if you wish to tender your Shares held in the ESPP using the enclosed Instruction Form. Your tender instructions will only be followed if you return properly completed instructions to the Plan Administrator by 5:00 p.m., Eastern Time, two business days before the scheduled expiration date of the Offer. The Offer is currently scheduled to expire on January 20, 2015 and, accordingly, instructions must be received by Computershare by 5:00 p.m., Eastern Time, on January 16, 2015. If the Offer is extended, the deadline for returning your Instruction Form to the Plan Administrator will also be extended and you may continue to use the enclosed Instruction Form for tendering your Shares until two business days before any new expiration date for the Offer.

The Plan Administrator will not submit any of the Shares held in the ESPP and allocated to your account under the ESPP if you fail to provide instructions pursuant to this notice.

The Plan Administrator offers no comment on the Offer.

Enclosed for Your Review

Enclosed for your review are the following materials related to the Offer:

1.	Parent’s Offer to Purchase;

2.	Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9;

3.	Instruction Form; and

4.	Return reply envelope.

Cubist Pharmaceuticals, Inc. is required by law to publish, send or give to you Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9 as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

For Additional Information

Important information relating to the Offer is set forth in the enclosed Parent’s Offer to Purchase and Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9. In addition, these and all other tender offer materials that have been filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov. You are encouraged to read these materials in conjunction with the Offer because they will contain important information about the Offer, including the recommendation of the Cubist Board of Directors with respect to the Offer.

If you have any questions concerning the Offer, you may contact the Information Agent listed in Parent’s Offer to Purchase.

Sincerely,

Computershare Trust Company, N.A., as Plan Administrator

INSTRUCTION FORM

CUBIST PHARMACEUTICALS, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CUBIST PHARMACEUTICALS, INC.

a Delaware corporation

at

$102.00 NET PER SHARE

Pursuant to the Offer to Purchase

Dated December 19, 2014

by

MAVEC CORPORATION

a wholly-owned subsidiary of

MERCK & CO., INC.

BEFORE SUBMITTING YOUR TENDER OFFER INSTRUCTIONS, YOU SHOULD CAREFULLY READ THE ACCOMPANYING OFFER DOCUMENTS AND ALL ENCLOSED MATERIALS.

INSTRUCTIONS TO COMPUTERSHARE TRUST CO. N.A. AS PLAN ADMINISTRATOR OF CUBIST PHARMACEUTICALS, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN (THE “ESPP”), IN RESPONSE TO THE OFFER TO PURCHASE ANY AND ALL COMMON SHARES OF CUBIST PHARMACEUTICALS, INC. FOR $102.00 NET PER SHARE.

COMPUTERSHARE TRUST CO. N.A. AS PLAN ADMINISTRATOR MAKES NO RECOMMENDATION AS TO YOUR DECISION TO TENDER OR NOT TO TENDER SHARES ALLOCATED TO YOUR ACCOUNT.

If you wish to tender all or some of your Shares, please check the appropriate boxes below, and sign and return this Instruction Form in the envelope provided, or at the addresses shown on the reverse by the deadline as described in the Notice to Participants:

☐ YES, TENDER all of the Shares allocated to my account.

☐ YES, TENDER only the number of the Shares allocated to my account, as indicated below:

               Number of Shares to be tendered (in whole numbers):

If you do not wish to tender your Shares, you do not need to return this form.

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s)) (Attach additional signed list if necessary)

As a participant in the CUBIST PHARMACEUTICALS, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN, I acknowledge receipt of the Offer to Purchase for Cash all Outstanding Shares of Common Stock of Cubist Pharmaceuticals, Inc. for $102.00 net per Share.

VOLUNTARY CORPORATE ACTIONS COY: CBST (ES1)

I hereby direct Computershare Trust Company, N.A., as Plan Administrator to tender or not to tender the Shares allocated to my account under the ESPP as indicated above.

I understand that if I sign, date and return this Instruction Form but do not provide Computershare Trust Company, N.A., as Plan Administrator with direction, Computershare Trust Company, N.A., as Plan Administrator will treat this action as an instruction by me not to tender the Shares allocated to my account.

Signature	Date

Daytime Telephone #

Your instructions may be changed or revoked at any time up until the deadline by delivering a new Instruction Form to the Plan Administrator.

You may return your Instruction Form in the enclosed envelope:

By First Class Mail:

COMPUTERSHARE TRUST CO. N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

By Facsimile: (617) 360-6810

By Registered or Certified or Overnight Delivery:

COMPUTERSHARE TRUST CO. N.A.

c/o Voluntary Corporate Actions

Suite V

250 Royall Street

Canton, MA 02021

VOLUNTARY CORPORATE ACTIONS COY: CBST (ES1)